Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Optimus Healthcare Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.001 per share (1)	457	(c)	3,940,000	$1.75	(2)	$6,895,000.00	$.00011020	$759.83
	Total Offering Amounts							$6,895,000.00
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$759.83

(1)

This Registration Statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $1.75 (high) and $1.75 (low) sale price of the Registrant’s Common Stock as reported on the Pink Open Market on November 30, 2022.